Exhibit 1.3

Unaudited results for Electronic Game Card Limited, for year ending June 30 2003

Electronic Game Card Limited
Balance Sheet
June 30, 2003
(unaudited)

(British  pounds  converted  into U.S.  Dollars at the exchange rate on June 30,
2003)

                                                            June 30, 2003
                                                                   $
Fixed Assets
Plant and Machinery                                  6,188.63
Office Equipment                                     7,211.71
                                                                     13,400.34
Current Assets
Deposits and Cash                                   14,069.12
Bank Account                                         6,337.96
VAT Liability                                          650.45
                                                                     21,057.53
Current Liabilities
Creditors Short Term                               168,193.99
Taxation                                            61,178.04
Staff costs                                         30,468.81
                                                                    259,840.84
         Current Assets less Current Liabilities                   (238,783.31)
         Total Assets less Current Liabilities                     (225,382.97)

Long Term Liabilities
Creditors: Long Term                               403,020.39
                                                                    403,020.39
         Total Assets less Total Liabilities                       (628,403.36)

Capital and Reserves
Reserves                                          (219,611.44)
P&L Account                                       (401,520.53)
Previous Year Adjustment                            (7,271.39)
                                                                   (628,403.36)

Electronic Game Card Limited
Profit and Loss
For Year ending June 30, 2003
(unaudited)

(British pounds converted into U.S. Dollars at the average exchange rate during the year ended June 30, 2003)


                                                                Period Ending
                                                                June 30, 2003
                                                                       $

Sales                                                           0

Purchases
Purchases                                                9,526.58
Purchase Charges                                           389.83
                                                                       9,916.41
Direct Expenses

Sales Promotion                                         36,012.69
Miscellaneous Expenses                                      55.40
                                                                      36,068.09
                  Gross                                              (45,984.50)

Overheads
Staff costs                                            151,059.85
Rent and Rates                                          16,654.47
Traveling and Entertainments                            14,821.05
Printing and Stationery                                  6,066.75
Professional Fees                                      145,454.11
Maintenance                                                 26.90
Bank Charges and Interest                                5,677.11
General Expenses                                           165.56
                                                                     339,925.80

                  Net                                               (385,910.30)

                                                               November 19, 2003

                            STOCK EXCHANGE AGREEMENT


         THIS STOCK EXCHANGE AGREEMENT (the "Agreement") is entered into on November ____, 2003 by and among Scientific Energy, Inc., a Nevada corporation ("SCFE"), Electronic Game Card, Inc., a Delaware corporation ("EGC") and the EGC Owners acting by and through EGC as their attorney-in-fact and agent for this transaction, ("Owners" as defined below). When all of the foregoing parties are collectively referenced in this Agreement they shall sometimes be designated as the "Parties".


                                R E C I T A L S :

         A. The EGC Owners own all of the issued and outstanding shares of capital stock of EGC, with the EGC Owners owning the number of shares of common stock of EGC set forth opposite their respective names on Exhibit A as attached hereto.

         B. SCFE, EGC and the Owners have determined that it is in their respective best interests to effect a transaction in which all issued and outstanding shares of EGC will be acquired by SCFE in exchange for certain shares of common stock of SCFE to be issued as hereinafter described; together with certain other consideration in the forms of debt payment and options as specifically described below;

         D. The parties hereto intend that the share exchange shall qualify as a tax free reorganization within the meaning of the IRS Code.

         E. Shares to be issued and exchanged under the terms of this Agreement are "restricted stock" and shall be subject to certain stipulated restrictions on sale, transfer or other disposition or limitations as set-out in Article of this Agreement.

         F. The parties contemplate and agree that contemporaneously with the closing of this transaction the name of the acquiring corporation will be changed to Electronic Game Card, Inc. and the acquired subsidiary to Electronic Game Card Operating Company, or some reasonable derivation of such names. The parties further contemplate the post-closing spin-off of the current SCFE of Utah shares to the SCFE shareholders of record prior to closing; and completion of a one hundred-to-one (100:1) reverse split of SCFE shares prior to closing.

         NOW THEREFORE, in consideration of the promises and the mutual agreements contained herein, the parties hereto agree as follows:


                                    ARTICLE I


         Section 1.01. Definitions. As used in this Agreement, unless otherwise defined herein or unless the context otherwise requires, the following terms shall have the following meanings:

         "Agreement" means this Agreement and all exhibits hereto and all amendments, modifications, and supplements hereto.

         "Balance Sheet Date" is December 31, 2002 for the SCFE audited statements and September 30, 2003 for the SCFE unaudited statements. The balance sheet date for EGC shall be as soon after closing as possible.

         "Board of Directors" shall mean the governing body of SCFE under Nevada law, sometimes herein simply designated as the "Board" or the "Directors". Until the closing of this Agreement, the existing Board of SCFE shall continue in office, upon execution those persons designated in Section 2.04(d) shall become the new Board.

         "Balance Sheet" is the audited and unaudited balance sheets of SCFE as of the foregoing Balance Sheet Date; and the unaudited Balance Sheet of EGC to be presented as soon after closing as possible, but not later than
______________________.

         "Closing" shall mean the date and place where the parties formally exchange the shares, payments and documents described in this Agreement and other undertakings or commitments as specifically set-out herein. The closing shall occur at the offices of Julian D. Jensen, P.C. of 311 South State Street, Suite 380, Salt Lake City, UT 84111 at 10:00 a.m. on November ____, 2003, unless the parties mutually agree to another date or place of closing in writing attached to this Agreement.

         "Company" shall mean SCFE or its successor.

         "GAAP" has the meaning specified in Section 3.12(b) hereof.

         "IRS" means the United States Internal Revenue Service.

         "SCFE/Electronic Game Card " when used generally herein shall mean the SCFE entity and its wholly owned Utah subsidiary after the share exchange, but before the formal filing of Articles of Amendment changing its name to Electronic Game Card, Inc. (EGC ) and the intended "spin-off of its subsidiary..

         SCFE/Utah shall mean the wholly owned subsidiary of SCFE which is a Utah corporation.

         "Owners" shall mean all owners of Electronic  Game Card common stock, $
0.001 par value (of Electronic Game Card) who are signatories to this Agreement, directly or by agent, and whose names and addresses are set-out in Exhibit A attached hereto.

         "Parent Corporation" shall mean the SCFE Nevada corporation both before and after its intended name change to Electronic Game Card, Inc.

         "Reverse Split" means the process, under applicable corporate law, whereby a corporation reduces the number of issued and outstanding shares ratably-except as to minimum amounts-as to all shareholders.

         "SEC" means the United States Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933 and may sometimes be referred to herein as the 33' Act.

         "Securities and Exchange Act"means the Securities and Exchange Act of 1934 and may sometimes be referred to herein as the 34' Act.

         "Subsidiary", for the purposes of this agreement, shall be a corporation whose stock is wholly owned by another corporation. As of the date of this agreement, SCFE has a wholly owned Utah subsidiary corporation of the same name.

         "Spin-off" as used in this Agreement shall mean the post-closing distribution without charge to or accommodation from its shareholders of all shares of the SCFE/Utah shares to the SCFE shareholders of record prior to the closing and before the share exchange contemplated by this Agreement.

         "Taxable Period" means any taxable year or any other period that is treated as a taxable year with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

         "Tax Return" means any report, return, or other information required to be supplied to a taxing authority in connection with Taxes.

         "Taxes" means all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipts, excise, real and personal property, sales, use, stamp, transfer, license, payroll, franchise, Social Security, unemployment and withholding taxes imposed or required to be withheld by the United States or any state, local, or foreign government or subdivision or agency thereof, and such term shall include any interest, penalties or additions to tax.

         Section 1.02. Accounting Terms. All accounting terms, not specifically defined herein, shall be construed in accordance with GAAP.


                                   ARTICLE II
                          THE SHARE EXCHANGE AT CLOSING

         Section 2.01. Closing Procedures. Subject to the terms and conditions of this Agreement and concurrent with the closing:

                  (a) EGC and the EGC Owners shall deliver to SCFE the documents, cash payments, shares, options and instruments to be delivered under Article _____ hereof; which shares are more fully described in the attached Exhibit A.

                  (b) SCFE shall have completed all steps and resolutions necessary, except completion of the registration, to spin off their subsidiary Scientific Energy, Inc, a Utah corporation, thereby rendering SCFE free of any loans, mortgages, encumbrances or liabilities.

                  (c) SCFE shall have completed, subject to any sharehold notice, a 100 for 1 reverse split of its currently issued and outstanding shares thereby reducing such issued shares from 55,200,000 to 552,000.

                  (d) SCFE shall deliver to the EGC Owners, described in Exhibit "A", 12,696,000 previously unissued SCFE Shares constituting not less than ninety-two per cent (92%) of the SCFE issued and outstanding shares after the reverse split.

                  (e) SCFE shall deliver 552,000 shares of authorized but previously unissued SCFE common stock to the holder and upon the conversion of that certain Debenture Note issued by SCFE in October, 2001 and which, upon the conversion of said debenture to SCFE stock, will cancel and settle the debt in full.

                  (f) SCFE shall deliver to EGC certificates and all other documents and instruments to be delivered under Article _____ hereof.

                  (g) The existing officers of SCFE shall resign in their respective capacities.

                  (h) SCFE will deliver to EGC all contracts, commitments, books, records and other information and filings including Tax Returns filed and those in preparation and any tax related records of SCFE in original form, if any.

                  (i) SCFE will obtain by written consent of the appropriate shareholder approval to ratify and approve this Agreement and the transactions contemplated herein.

                  (j) EGC shall, on satisfactory completion of the above closing requirements, make an immediate payment by wire transfer of $100,000 to the SCFE subsidiary which shall pay and discharge all obligations of SCFE owing to any person or entity.

         Section 2.02. Results of Share Exchange. When the share exchange has been fully consummated and implemented, the following results or status to the parties shall be extant:

                  (a) EGC will be a wholly owned operating subsidiary of SCFE

                  (b) The Certificate of Incorporation of SCFE shall be amended to provide that Article I of the Certificate of Incorporation shall read in its entirety as follows: "The name of the corporation is Electronic Game Card, Inc." The Certificate of Incorporation of the current EGC will be amended pursuant to shareholder ratification to reflect a name change to "Electronic Game Card Development, Inc.", or some reasonable derivation to distinguish the parent and subsidiary. SCFE/EGC will file appropriate Articles of Share Exchange under Nevada law.

                  (c) The Bylaws of SCFE, in effect immediately prior to the closing, shall be the Bylaws of the Surviving Corporation; but subject to amendment.

                  (d) The persons nominated below shall be appointed at closing and proposed for election to the shareholders of SCFE as a new Board of Directors. The Directors named below shall immediately upon appointment and following the closing hold an organizational meeting of the Board to, inter alia, appoint new officers for SCFE:

                  1. John Bentley 3. Linden Boyne

                  2. Lee Cole

                  (e) The current officers of SCFE at closing shall resign and new officers will be appointed by the newly elected board of directors set forth in 2.04(d) above.

                  (f) SCFE/EGC will relocate all operations to the business facilities currently operated by EGC and SCFE/EGC will assume those business operations as its current business and purpose.

              (g) The outstanding SCFE reverse split shares after closing of this share exchange shall be as follows:

                   (i)   SCFE                                     552,000 shares
                   (ii)  Debenture Holder upon conversion of debt 552,000 shares
                   (iii) EGC Founders and Affiliates           12,696,000 shares

                         Total issued and outstanding shares   13,800,000 shares


                  (h) Of the 8,000,000 issued and outstanding shares of EGC, and 800,000 option rights for 800,000 shares, all such shares and options will be held by SCFE.

                  (i)  As  soon  as  practical  after  closing,   the  SCFE/Utah
subsidiary will be spun-off to SCFE shareholders of record existing immediately prior to the closing of this Agreement as a registered distribution.

                  There are no other shares, options or rights outstanding, or convertible into, exchangeable for, or exercisable to acquire, any shares of capital stock of SCFE or EGC, or any agreements or undertakings to issue the same, whether at the time of closing or otherwise.

                  Section 2.03. Taking Necessary Action; Further Action. EGC and SCFE, respectively, each shall use their reasonable efforts to take all such action as may be necessary or appropriate to effectuate the share exchange under the applicable law at the time specified in Section 2.02 hereof. If, at any time after the execution hereof, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest SCFE/EGC with full right, title and possession to all sharehold interest in EGC , the officers of SCFE/EGC are fully authorized in the name of EGC and SCFE, or otherwise, to take, and shall take, all such lawful and necessary actions under Nevada law..

                  Section 2.04. Expenses. Upon the signing of the prior letter of intent between the parties on or about ________________, EGC made a payment of $5,000 with respect to legal fees being incurred by SCFE in relation to this transaction. If any additional fees are incurred, SCFE, EGC and the Owners shall each pay their respective expenses incurred in connection with the negotiation, execution, closing and performance of this Agreement and all other agreements contemplated hereby, in each case regardless of whether the closing occurs. Without limitation of the foregoing, any stock transfer taxes payable in connection with the stock exchange shall be the responsibility of, and shall be paid by, the new beneficial owner of such shares.

                  Section 2.05. Restricted Securities. All parties to this Agreement acknowledge that the shares exchanged or issued will be restricted securities, are not subject to registration rights, and will bear a standard restrictive stock legend.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF SCFE

                  SCFE hereby represents and warrants to EGC and the EGC Owners as follows:
                  Section 3.01. Corporate Organization. SCFE is a public corporation duly organized, validly existing, and in good standing under the laws of Nevada and has the corporate power and authority to acquire all material governmental licenses, authorizations, permits, consents and approvals required to own, license or lease and operate properties or to conduct business as SCFE/EGC.

                  Section 3.02. Due Qualification. SCFE is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the nature of its business or of the properties owned or leased by it makes such qualification necessary, except where the failure to be so qualified would not have, either alone or together with all such failures, a material adverse effect on the assets, business, results of operations or financial condition of SCFE.

                  Section  3.03.  Corporate  Documentation.  (a)  Copies  of the
articles of incorporation and by-laws (or applicable organizational documents) and all amendments thereto, of SCFE heretofore delivered to EGC , as existing, are complete and correct; (b) the existing minute books of SCFE are complete and reflect all proceedings (including actions taken by written consent) of the stockholders, partners and directors and all committees thereof of SCFE in all material respects, subject to the limitations set-out above; (c) the transfer records with respect to capital stock and other equity or ownership interests are complete and accurately reflect all transactions in the shares of capital stock and other equity or ownership interests of SCFE as of the execution date of this agreement; (d) SCFE shall provide to EGC counsel as soon as prepared in final form, and prior to and as a condition of closing in executed form, all Board Resolutions and Majority Shareholder Consents as necessary to adopt, implement and close this transaction for and on behalf of SCFE; (e) Pending closing, SCFE shall provide a copy of any notice to shareholders and any SEC filings in final form prior to mailing or filing; and (f) SCFE shall provide a copy of all material contracts and debt instruments as entered by it, or its subsidiary, prior to closing. The undertakings of this paragraph shall require supplementation of any document produced which is amended, altered or supplemented in any material term.

                  Section 3.04.  Capitalization of SCFE

                  (a) The entire  authorized  capital  stock of SCFE consists of
One Hundred Million shares of common stock, $.001 par value, of which 55,200,000 shares are presently validly issued and outstanding; but subject to the 100:1 reverse split contemplated by this Agreement. In addition, (i) other than as provided in this Agreement, there are no warrants, rights, options, conversion privileges, stock purchase plans, subscriptions or other agreements or undertakings which obligates SCFE now or upon the occurrence of some future event to issue additional shares of capital stock; (ii) there are no restrictions on the transfer of shares of capital stock of SCFE other than those imposed by relevant state and federal securities laws for restricted stock;
(iii) no holder of any security of SCFE is entitled to any preemptive or similar statutory or contractual rights, either arising pursuant to an agreement or instrument to which SCFE is a party or which are otherwise binding on Purchaser; and (iv) the current capitalization is properly reflected in the most current balance sheet for SCFE.

                  (b) The SCFE Shares are duly authorized and validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive rights, and will be free and clear of all liens, claims and encumbrances, charges, security interests, stockholder's agreements and voting trusts.

                  Section 3.05. Authority; Binding Effect. Subject to majority shareholder approval and/or ratification, if required, SCFE has the right, power, authority, and capacity to execute and deliver this Agreement and all other agreements contemplated hereby, to perform the obligations hereunder and thereunder on its part to be performed and to consummate the transactions contemplated hereby and thereby. The execution and delivery by SCFE of this Agreement and all other agreements and documents contemplated hereby and the performance by SCFE of all obligations on its part to be performed hereunder and thereunder have been duly approved by all necessary corporate and/or other action by SCFE. This Agreement constitutes, and when duly executed and delivered, all other agreements contemplated hereby will constitute, the legal, valid, and binding obligation of SCFE, enforceable against SCFE in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or affecting creditors' rights generally and to general equity principles whether such enforceability is considered in a proceeding at law or in equity.

                  Section 3.06. No Creation of Violation, Default, Breach or Encumbrance. The execution, delivery and performance of this Agreement by SCFE and the consummation by SCFE of the transactions contemplated hereby will not:
(a) violate (1) any statute, rule or regulation to which SCFE is subject, or (2) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which it is subject, (b) conflict with or violate any provision of the articles of incorporation or by-laws of SCFE or (c) require the consent of any party or constitute a default under, violate, conflict with, breach or give rise to any right of termination, cancellation or acceleration of, or to a loss of benefit to which SCFE is entitled, under (1) any mortgage, indenture, note or other instrument or obligation for the payment of money or any contract, agreement, lease or license to which SCFE is a party, or (2) any governmental licenses, authorizations, permits, consents or approvals required for SCFE to own, license or lease and operate its properties or to conduct its business as presently conducted by it.

                  Section 3.07. No Present Default. All contracts, agreements, leases and licenses to which SCFE is a party are valid and in full force and effect and constitute legal, valid and binding obligations of SCFE. SFE has disclosed, and EGC accepts, that SCFE has no license or contract rights or obligations, or any asset or interest of value, except for the minimum cash balances carried on the books of SCFE and the value of the SCFE subsidiary.

                  Section 3.08. Compliance With Law. To the best knowledge and belief of SCFE, its officers, directors, and agents, SCFE is not in violation of, or since inception has violated, any applicable domestic or foreign law, rule or regulation (excluding violations of traffic laws), or any order, writ, injunction or decree of any domestic or foreign court, administrative agency, governmental body or arbitration tribunal, to which it or any of its properties or assets is subject.

                  Section 3.09. Governmental Approvals and Filings. No consent, approval or authorization of, or notice to, declaration, filing or registration with, any domestic or foreign governmental or regulatory authority on the part of SCFE is required in connection with the execution, delivery and performance of this Agreement, except as to certain SEC filings which SCFE represents will be filed by it up to closing as required.

                  Section 3.10.  Real Property.  SCFE owns no real property.

                  Section 3.11. Personal Property. SCFE owns 100% of Scientific Energy, Inc., a Utah Corporation, which SCFE will "spin-out" of SCFE in connection with this transaction. SCFE is in possession of and has good and valid title to all personal property and assets reflected on the Balance Sheet or acquired after the Balance Sheet Date, subject to no adverse claims or restrictions on transfer. There are no outstanding options or rights granted by SCFE to any third person to acquire any such personal property or any interest in them and, there are no outstanding options or rights granted by any third party to acquire any such personal property or any interest in them. SCFE has represented, and EGC accepts, that SCFE has no material personal property or other tangible or intangible assets or interests other than its ownership of Scientific Energy, Inc. of Utah.

                  Section 3.12.  Financial Statements.

                  (a) SCFE will deliver to EGC , prior to closing and as a condition to closing, the audited balance sheets of SCFE as of December 31, 2002 and unaudited balance sheet as of September 30, 2003; and the related audited statements of operations, stockholders' equity and cash flows for the periods then ended, and the notes thereto, together with the report and appended accounting notes of Robison, Hill & Co., independent certified public accountants thereon.

                  (b) The financial statements referred to in Section 3.12(a) above fairly and accurately present in all material respects the consolidated financial position, results of operations, stockholders' equity and cash flows of SCFE as of the relevant date thereof and for the periods covered thereby have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied.

                  (c) Except as set forth in the Balance Sheet, or in the exhibits hereto, SCFE has no liabilities or obligations, direct or contingent, accrued or otherwise, of a nature customarily reflected in financial statements in accordance with GAAP. SCFE further agrees to account for and discharge all remaining obligations accrued before or after September 30, 3 up until closing.

                  (d) SCFE will represent at closing, and as a condition of closing, that there have been no material changes in its financial condition from the September 30, 2003 Financial Statements.

                  Section 3.13. Patents, Trademarks. Service Marks. Trade Names. Copyrights.

                  SCFE does not own any registered patents, trademarks, service marks, trade names or copyrights, except those held by its wholly owned subsidiary Scientific Energy, Inc., a Utah Corporation, and which are set forth in Schedule 3.13 attached hereto and by this reference made a part hereof.

                  Section 3.14. Contracts, Agreements and Obligations. SCFE is not a party to or is in any way obligated under or subject to:

                  (a) Any contract or agreement, whether written or oral, with any officer or employee of SCFE;

                  (b) Any license, franchise or similar agreement, whether written or oral;

                  (c) Any collective bargaining or other labor or union contract or agreement, whether written or oral;

                  (d) Any note, bond, indenture or agreement, whether written or oral, to borrow money or any agreement of guarantee or indemnification, whether written or oral;

                  (e) Any agreement or outstanding purchase order, whether written or oral, relating to capital expenditures involving total payments of more than $1,000.00;

                  (f) Any other agreement, lease, arrangement or understanding, whether written or oral, which SCFE is a party or by which any of its assets are legally bound, except final accounting and legal service fees to be paid and discharged by SCFE from its capital reserves prior to execution hereof.

                  Section 3.l5. Insurance. SCFE does not maintain any insurance policies.

                  Section 3.16. Absence of Certain Changes. Since the Balance Sheet Date, there has not been: (a) any reduction, loss, change, physical damage, or destruction in excess of $1,000 to any asset or property of SCFE; (b) any declaration, setting aside or payment of any dividend, or any distribution, in respect of shares of capital stock or other equity or ownership interests of SCFE, or any redemption, purchase or other acquisition of any of such shares of capital stock or other securities of, or other equity or ownership interests in SCFE; (c) any increase in the compensation payable or to become payable by SCFE to any of its respective directors, officers or employees; (d) any change in the authorized and unissued capital stock or other equity or ownership interest of SCFE or any grant of options, warrants or other rights or convertible or exchangeable securities calling for the issuance thereof; (e) any payment by SCFE direct or indirect, of any material liability before the same becomes due in accordance with its terms or otherwise than in the ordinary course of its business; (f) any sale or transfer of, or agreement to sell or transfer, any assets of SCFE; (g) any change in any accounting principle or practice of SCFE or any change in the SCFE's business practices; (h) any event, occurrence, development, state of facts or change in the business which has had, either alone or together with all such events, occurrences, developments, states of facts or changes, a material adverse effect on the assets, business, results of operations, affairs, prospects or financial condition of SCFE; or (i) any liability or obligation incurred or created on the part of SCFE or any creation or assumption by of SCFE any lien, claim or encumbrance on any asset of SCFE.

                  Section 3.17. Certain Tax Matters. As of the date hereof, or prior to closing and as a condition to closing, the most current Tax Return required to be filed with respect to SCFE for the Taxable Period ending on or before the date hereof has been or will be timely filed, and the independent auditors for SCFE will have determined that only the most current returns need be filed as they become due. All currently filed Tax Returns or Return: (a) were prepared in the manner required by applicable law; (b) are true, correct, and complete in all respects; and (c) reflect the liability for Taxes of SCFE. All Taxes shown to be payable on such Tax Returns, and all assessments of Taxes made against SCFE with respect to such Tax Returns, have been paid when due. No adjustment in such Tax Returns has been proposed formally or informally by any taxing authority and no basis exists for any such adjustment. Except for liens for real and personal property Taxes that are not yet due and payable, there are no liens for any Tax upon any asset of SCFE.

                  Section 3.18. No Litigation, Proceeding or Inquiry. To the best knowledge and belief of SCFE, its officers, directors or agents, there is no suit, action, claim or other legal, administrative or arbitration proceeding (including a "stop order") pending or, threatened before any court or governmental commission, bureau or other regulatory authority (including the SEC), and there is no investigation or inquiry by any administrative agency or governmental body pending or threatened, nor are there any existing judgments, orders or decrees: (a) against SCFE; or (b) which challenges the validity or propriety of, or seeks to prevent, alter or delay, the transactions contemplated by this Agreement.

                  Section 3.19. Employee Benefit Plans; Labor Matters. SCFE has no employees and no employee benefit plans.

                  Section 3.20. Brokers and Finders. Except as set forth in a separate agreement, no broker or finder has acted for SCFE in connection with this Agreement and the transactions contemplated hereby; and no broker or finder is entitled to receive any shares of the Surviving Corporation in such capacity, is entitled to any brokerage or finder's fee or other commission in respect thereof based in any way on any agreement, arrangement or understanding made by SCFE.

                  Section 3.21. Information Supplied by SCFE. Neither this Agreement nor any document referenced herein, nor any certificate, statement or memorandum furnished pursuant to this Agreement or in connection herewith by or on behalf of SCFE contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                  Section 3.22. SEC Filings; Financial Statements. SCFE has delivered in the form filed with the SEC, its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the 10-Q reports and unaudited financials for the quarters ending March 31, 2003, June 30, 2003 and September 30, 2003 (the "SCFE SEC Reports"). The SCFE SEC Reports do not, at the time they were filed, (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.


                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF EGC


                  Section 4.01. Corporate Organization; Corporate Documentation. EGC is a private corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, an has the corporate power and authority and all material governmental licenses, authorizations, permits, consents and approvals required to own, license or lease an operate its properties and to conduct its business as presently conducted by it.

                  Section 4.02. Corporate Authority: Binding Effect. EGC has the corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by EGC of this Agreement and all other agreements and documents contemplated hereby and the performance by EGC of all obligations on its part to be performed hereunder and thereunder have been duly approved by all necessary corporate action by EGC. This Agreement constitutes, and when duly executed and delivered by EGC all other agreements contemplated hereby will constitute, the legal, valid and binding obligation of EGC, enforceable against EGC, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors' rights generally and to general equity principles (whether such enforceabiity is considered in a proceeding at law or in equity).

                  Section 4.03. No Creation of Violation, Default, Breach or Encumbrance. The execution and delivers by EGC of this Agreement do not, and the consummation by EGC of the transactions contemplated hereby will not: (a) conflict with or violate any provision of the certificate of incorporation or by-laws of EGC; (b) result in the breach of or constitute a default under any material contract, agreement, lease, license, mortgage indenture, note or other instrument or obligation to which EGC is a party, which could adversely affect the ability of EGC to consummate the transactions contemplated by this Agreement; or (c) violate (1) any statute, rule or regulation to which EGC is subject, or (2) any order, writ, injunction, decree, judgment or ruling of any court, administrative agency or governmental body to which EGC is subject.

                  Section 4.04. No Litigation, Proceeding or Inquiry. There is no suit, action, claim or other legal, administrative or arbitration proceeding pending or to EGC's knowledge, threatened before any court or governmental commission, bureau or other regulatory authority, and, to EGC's knowledge, there is no investigation or inquiry by any administration agency or governmental body pending or threatened, nor are there any existing judgments, orders or decrees which challenges the validity or propriety of, or seeks to prevent, alter or delay, the transactions contemplated by this Agreement.

                  Section 4.05. Governmental Approvals and Filings. No consent, approval or authorization of, or notice to, declaration, filing or registration with, any governmental or regulatory authority on the part of EGC is required in connection with the execution, delivery and performance of this Agreement.

                  Section 4.06.  Capitalization of EGC.

                  (a) The entire authorized capital stock of EGC consists of 25,000,000 shares of common stock, $0.001 par value, of which 8,000,000 shares are presently validly issued and outstanding, plus 800,000 options which are exerciseable at the price of SCFE/EGC's next financing for 800,000 additional shares. In addition (i) there are no warrants, rights, options, conversion privileges, stock purchase plans or other agreements or undertakings which obligates EGC now or upon the occurrence of some future event to issue additional shares of capital stock except as disclosed (ii) there are no restrictions on the transfer of shares of capital stock of EGC other than those imposed by relevant state and federal securities laws, and (iii) no holder of any security of EGC is entitled to any preemptive or similar statutory or contractual rights, either arising pursuant to an agreement or instrument to which EGC is a party or which are otherwise binding on Purchaser.

                  (b) The EGC shares are duly authorized and validly issued, fully paid and non-assessable, and have not been issued in violation of any preemptive rights, and will be free and clear of all liens, claims and encumbrances, charges, security interests, stockholder's agreements and voting trusts.

                  Section 4.07. Patents, Trademarks, Service Marks, Trade Names and Copyrights. Schedule 4.07 contains a complete list of all patents, trademarks and service marks and all trademark, service mark and copyright registrations, applications and licenses owned or held by EGC. EGC has no knowledge of any facts and nothing has come to its attention that would lead to believe that EGC has infringed, misappropriated, or is infringing upon any trademark, copyright, patent or other similar right of any person. No claim relating thereto is pending or, to the knowledge of EGC, is threatened.

                  Section  4.08.  Audit  Undertaking  of EGC. EGC  undertakes to
SCFE, as a necessary term and condition of this Agreement, that they will complete within the next seventy five days audits of their existing operational history in accordance with standard GAAP auditing standards and procedures and also in conformity with auditing standards required for becoming a reporting company under the Securities an Exchange Act of 1934 and that they will timely complete and file all subsequent required consolidated financial statements as a Reporting Company under such act



                                    ARTICLE V
               REPRESENTATIONS AND WARRANTIES OF EGC SHAREHOLDERS

                  Each  shareholder of EGC  represents and warrants  through the
undersigned   Chairman   of  the   Board  of  EGC,   acting   as  an  agent  and
attorney-in-fact of each EGC shareholder for this Agreement as follows:


                  Section 5.01. Each EGC shareholder represents and warrants that he, she or it has the full and exclusive title and ownership in the EGC shares set opposite the shareholder's name on Exhibit "A" attached hereto, and will cause to be delivered such certificates in negotiable form at the time of, and as a condition of, closing.

                  Section 5.02. Each EGC shareholder warrants such shares are free and clear of any adverse claims, security agreements or hypothecation.

                  Section 5.03. Each EGC shareholder warrants there are no third party rights or claims to the Exhibit "A" shares, nor does the within transfer of such shares require any third party consent or authorization.

                  Section 5.04. Each EGC shareholder represents and warrants the Exhibit "A" shares to be free of any option or purchase rights and represents that he, she or it knows of no other securities or security rights or interest in the EGC shares to be transferred.


                                   ARTICLE VI
                            COVENANTS OF THE PARTIES

                  Section 6.01. Further Assurances. Consistent with the terms and conditions hereof, each party hereto will execute and deliver such other instruments and take such other action as any other party hereto may reasonably require in order to carry out this Agreement and the transactions contemplated hereby.

                  Section 6.02. Acknowledgments by SCFE and SCFE Owners. SCFE and the SCFE Owners hereby acknowledge, confirm, and agree that (I) EGC is an early stage entity and significant risks exists with respect to the proposed business of EGC, and (ii) none of the following have ever been represented, guaranteed, or warranted to any of SCFE or the SCFE Owners by EGC, the EGC Owners, or any of their affiliates, agents, or employees or by any other person, expressly or by implication: (a) the approximate or exact length of time that he/she will be required to remain an owner of the SCFE shares, (b) value of the SCFE shares to be realized at any time, or (c) the amount of profit to be realized at any time from the SCFE shares.

                                   ARTICLE VII
                      CONDITIONS TO THE OBLIGATIONS OF EGC


                  Section 7.01. SCFE's Certifications. The representations and warranties of SCFE contained in this Agreement shall have been true and correct as of the date hereof and each of the agreements or obligations of SCFE to be performed on or before the date hereof pursuant to the terms hereof have been performed and complied with in all material respects.

                  Section 7.02. Authorization of Transactions. All corporate actions and filings necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by SCFE shall have been duly and validly taken in a manner reasonably satisfactory to EGC and its counsel.

                  Section 7.03. No Injunctions, etc. SCFE shall not be subject to any rule, regulation, order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the stock exchange, or the issuance of SCFE Stock.

                  Section 7.04. No Litigation. No litigation or proceeding shall have been instituted or, to the parties' knowledge, threatened after the date of this Agreement by any governmental agency or other person or entity seeking to restrain or prohibit the performance of, or to obtain damages or other relief in conjunction with, this Agreement or any of the transactions contemplated hereby that: (a) has a reasonable possibility of success on the merits; and (b) if decided in favor of the agency, person or equity who instituted the same, would have a material averse effect on SCFE.

                  Section 7.05. No Material Changes. SCFE will warrant and represent as of the date hereof that there have been no material changes in SCFE since the Letter of Intent; to include, though not limited to, entering into any agreement for sale or disposition of assets, merger, funding other than that described in this Agreement, indebtedness, change or commitment to change management, material adverse accounting events or change of reporting litigation, or like acts of reorganization or adverse events.

                                  ARTICLE VIII
                      CONDITIONS TO THE OBLIGATIONS OF SCFE

                  The obligations of SCFE under this Agreement to consummate the stock exchange and take the other actions contemplated herein shall be subject to the satisfaction, on or prior to the date hereof, of each of the following conditions, each of which may be waived by SCFE as provided herein except as otherwise provided by law:

                  Section 8.01. Buyer's Certifications. The representations and warranties of EGC contained in this Agreement shall have been true and correct as of the date hereof and each of the agreements or obligations of EGC to be performed on or before the date hereof pursuant to the terms hereof have been performed and complied with in all material respects.

                  Section 8.02. Authorization of Transactions. All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by EGC shall have been duly and validly taken in a manner reasonably satisfactory to SCFE and its counsel.

                  Section 8.03. No Injunctions, etc. EGC shall not be subject to any rule, regulation, order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Reverse Acquisition.
                  Section 8.04. No Litigation. No litigation or proceeding shall have been instituted or, to the parties' knowledge, threatened after the date of this Agreement by any governmental agency or other person or entity seeking to restrain or prohibit the performance of, or to obtain damages or other relief in conjunction with, this Agreement or any of the transactions contemplated hereby that: (a) has a reasonable possibility of success on the merits; and (b) if decided in favor of the agency, person or entity who instituted the same, would have a material adverse effect on SCFE or EGC.

                  Section 8.05. No Material Changes. EGC will warrant and represent as of the date hereof that there have been no material changes in EGC since the Letter of Intent; to include, though not limited to, entering into any agreement for sale or disposition of assets, merger, funding other than that described in this Agreement, indebtedness, change or commitment to change management, material adverse accounting events or change of reporting litigation, or like acts of reorganization or adverse events.

                                   ARTICLE IX
                                  MISCELLANEOUS

                  Section 9.01. Headings. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                  Section 9.02. Notices. Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered personally, sent by certified or registered mail, return receipt requested and postage prepaid, or sent by nationally recognized overnight delivery service to the address set forth below:

                  If to EGC :               Mr. John Bentley
                                            32 Haymarket
                                            London
                                            UK, SW1Y4TP

                  Copy to:                  Mr. Julian D. Jensen
                                            311 South State Street, Suite 380
                                            Salt Lake City, UT 84111

                  If to SCFE:               Mr. Todd Crossland
                                            630 North 400 West
                                            Salt Lake City, UT 84103

                  Copy to:                  Mr. Leonard E. Neilson
                                            Attorney at Law
                                            8160 South Highland Drive, Suite 209
                                            Sandy, UT   84093


Or such other address as shall be furnished in writing by such party, and any such notice or communications shall be effective and be deemed to have been given only upon its delivery in accordance with this Section. Notice shall be deemed given, received, and effective on: (i) if given by courier service, the date of actual receipt by the receiving party, or if delivery is refused on the date delivery was first attempted; or (ii) if given by certified mail, the earlier of; the date received, or the third day after being posted with the United States Postal Service. Any person entitled to notice or a copy of notice may change any address to which notice or a copy of notice is to be given to it by giving notice of such change of address as provided in this Section. The inability to deliver notice because of changed address for which no notice was given shall be deemed to be receipt of the notice as of the date such attempt was first made.

                  Section 9.03. Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, but neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except as otherwise provided herein.

                  Section  9.04.   Complete   Agreement.   This   Agreement  and
specifically referenced documents contain the entire understanding of the parties with respect to the stock exchange and the related transactions and supersede all prior arrangements or understandings with respect thereto, and there are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth in this Agreement.

                  Section 9.05. Modifications' Amendments and Waivers. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

                  Section 9.06. Counterparts and Facsimile Signatures. This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. Facsimile signatures shall be deemed rebuttably valid as to the execution of this Agreement.

                  Section 9.07. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person, except the specific third party beneficiary rights and entitlements of Olympic.

                  Section 9.08. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance therefrom.

                  Section 9.09. Governing Law. This Agreement shall be governed by the laws of the State of Nevada (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect and performance.

                  Section 9.10. Attorney Fees and Costs. Subject however to the indemnification provisions herein, should any action at law or equity be required to enforce any term or provision of this Agreement, the prevailing party shall be entitled to all court costs and reasonable attorney fees.

                  Section 9.11. Corporate Authority. Each of the officers signing below represent that they represent that they have been fully and duly authorized by their respective Board of Directors to execute this Agreement for the corporation.


                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Scientific Energy, Inc.                         Electronic Game Card, Inc.


By: ________________________________            By:   __________________________
       Mr. Todd B. Crossland                          Mr. John Bentley
       Its: President, CFO, Director                  Its: President


By: ________________________________            By:   __________________________
       Ms. Jana Meyer                                 Mr. Lee Cole
       Its: Secretary/Treasurer, Director             Its: Secretary, Director

By:                                             By:
     --------------------------------              -----------------------------
     Mr. Mark Clawson                              Mr. Linden Boyne, Director
     It: Director                                  Its: Director